Exhibit 10.10

AWARD NO.: XXX

OFG BANCORP

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

BETWEEN

OFG BANCORP

AND

JOSÉ RAFAEL FERNÁNDEZ

This First Amendment to Employment Agreement (the “Amendment”) is made and entered into on the 19th day of December, 2018 (the “Effective Date”), by and between OFG BANCORP, a financial holding company that has its principal office in San Juan, Puerto Rico (the “Company”), and JOSÉ RAFAEL FERNÁNDEZ (the “President and CEO” or “Mr. Fernández”).

WITNESSETH:

               WHEREAS, Mr. Fernández has been an executive officer of the Company since June 1991, is presently the Company’s President, Chief Executive Officer, and Vice Chairman of the Board of Directors, and the retention of his services for and on behalf of the Company is of material importance to the preservation and enhancement of the value of the Company's business;

               WHEREAS, the Company and the President and CEO have entered into an Employment Agreement dated February 28, 2018 (the “Employment Agreement”), which is now in effect, and wish to enter into this Amendment and intend that this Amendment shall become effective on the Effective Date, and amend the Employment Agreement;

               NOW THEREFORE, in consideration of the mutual covenants herein set forth, the Company and the President and CEO do hereby agree as follows:

1.                Section 3.2 of the Employment Agreement is hereby amended in its entirety to read as follows:

3.2          Bonus.   The Company shall set for the President and CEO an annual target bonus of seventy-five percent (75%) of his annual base salary as may be earned by him under the Company’s non-equity incentive bonus plan (the “Incentive Bonus”).  The bonus shall be due and payable on or before March 31 of each contract year of this Agreement commencing with the bonus corresponding to calendar year 2018 due and payable on or before March 31, 2019.

2.                Section 5.2(b) of the Employment Agreement is hereby amended in its entirety to read as follows:

The Compensation Committee shall consider in each contract year of this Agreement granting the President and CEO additional incentive compensation under the Company’s equity-based compensation plan, as approved by the Compensation Committee, up to an annual amount equal to eighty percent (80%) of his annual base salary. The incentive compensation grants to the President and CEO shall be made on or before March 31 of each contract year of this Agreement commencing with the year 2017. As long as he is in compliance with the requirements of the Company’s Stock Ownership Policy, with respect to any incentive compensation award granted to him by the Compensation Committee, the President and CEO shall have the option of electing to receive the award in deferred cash equivalents.

3.                The Employment Agreement, as amended by this Amendment, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter thereof and hereof and, as of the Effective Date, supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter.  For the avoidance of doubt, nothing in the Employment Agreement or this Amendment limits, expands or otherwise amends the terms of the Change in Control Compensation Agreement.

4.                This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

               IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement in San Juan, Puerto Rico, as of the date first above written.

PRESIDENT AND CEO

         /s/    José Rafael Fernández

José Rafael Fernández

OFG BANCORP

By:         Compensation Committee of the

               Board of Directors

By:         /s/    Jorge Colón Gerena

               Jorge Colón Gerena

               Chairman – Compensation Committee